                                                                    Exhibit 12.1

                             GAMCO Investors, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                       (In millions, except ratio amounts)

                                                                For the year ended December 31,


                                                2005       2004     2003     2002      2001
                                              --------    -------  -------  -------  --------
Income before taxes and minority
   interest                                   $102,205    $99,149  $81,016  $85,795  $101,922
                                              ========    =======  =======  =======  ========
Fixed charges:
Interest expense                              $ 13,674    $15,867  $14,679  $11,833  $  6,174
Other                                              162        214      223      196       212
                                              --------    -------  -------  -------  --------
Total fixed charges                           $ 13,836    $16,081  $14,902  $12,029  $  6,386
                                              ========    =======  =======  =======  ========

Ratio of earnings to fixed charges (a)             8.4        7.2      6.4      8.1      17.0


(a) These ratios were calculated by dividing the sum of fixed charges into the sum of earnings before taxes and fixed charges. Fixed charges for theses purposes include interest expense, amortization of debt discounts and premiums, certain capitalized expenses relating to debt and the approximate portion of rental expense representing interest.